Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES SECOND QUARTER FINANCIAL RESULTS AND REAFFIRMS 2009 PROFIT OUTLOOK

SPARKS, MD, JUNE 25 — McCormick & Company, Incorporated (NYSE:MKC):

•	Sales rose 7% in local currency. Unfavorable foreign currency exchange rates reduced sales 8%.

•	Earnings per share of $0.38 were reported. On a comparable basis, excluding restructuring charges and credits, earnings per share rose 8%.

•	The Company reaffirmed its projected 2009 earnings per share.

McCormick & Company, Incorporated today reported a second quarter of solid financial results for its 2009 fiscal year. The Company reaffirmed its earnings per share guidance for 2009 of $2.24 to $2.28 which includes $0.05 of restructuring charges.

In the second quarter of 2009, sales declined 1%, but in local currency rose 7%. This increase in local currency was led by a 19% increase in consumer business sales in the Americas, which included 13% of additional sales from the Lawry’s acquisition. In this region, product innovation and marketing activity also led to higher sales of dry seasoning mixes, grilling items and a number of other products, including Easter-related spices and seasonings. In local currency, the Company grew industrial sales in the Americas this quarter with an increase of 6% of which Lawry’s added 2%. Sales this quarter in the Europe, Middle East and Africa region (EMEA) were impacted by the difficult economy and the bankruptcy of a primary food service distributor in the U.K. In these markets, the Company is increasing coupons and promotions to support the value of its consumer brands and, in response to the bankruptcy, has begun to supply its food service customers directly.

A more favorable sales mix enhanced by the acquisition of strong brands continues to increase profits. The Company is also improving profitability with savings from its Comprehensive Continuous Improvement (CCI) program and other actions taken to reduce costs. As a result, gross profit margin of 39.9% was achieved in the second quarter of 2009 compared to 39.0% in the second quarter of 2008. Operating income of $82.5 million rose 16% when measured on a comparable basis, excluding restructuring charges and credits to the second quarter of 2008. This increase is net of $10 million of additional brand marketing support, as well as $7 million of costs related to the distributor bankruptcy.

For the second quarter, earnings per share were $0.38 compared to $0.41 in the second quarter of 2008. On a comparable basis, excluding the impact of restructuring charges and credits in 2008 and 2009, this was an increase of $0.03. Higher operating income added $0.06 per share, offset by $0.01 from higher net interest expense and $0.02 from a discrete tax item included in this quarter’s financial results.

Through the first half of 2009, $97 million of cash flow from operations reflected the Company’s higher net income and progress with working capital management. During 2009 this cash is being used to reduce debt associated with the acquisition of Lawry’s and to fund dividends.

Alan D. Wilson, Chairman, President and CEO, stated, “McCormick continues to achieve solid financial results in a tough economy. Sales growth for our U.S. consumer business was particularly strong this quarter as a result of effective marketing support, the addition of Lawry’s and continued consumer interest in our leading brands. This more favorable business mix, together with CCI, our restructuring program and other cost reductions, led to profit and margin increases that were right in line with our 2009 objectives.

“We are effectively navigating through a difficult global economic environment. We were able to manage an unexpected bankruptcy cost this quarter, along with further volatility in raw material costs and foreign currency exchange rates, and still deliver our targeted profit growth

“McCormick employees are effectively managing through these challenges and have remained focused on sales growth, cost containment and meeting objectives. Our business fundamentals are sound and we are well-positioned for further increases in sales and profit.”

Based on strong profit performance in the first half and a positive outlook for the second half, the Company reaffirmed its 2009 earnings per share projection of $2.24 to $2.28. This is an increase of 7 to 9% versus 2008 on a comparable basis when the impact of restructuring charges and credits, and unusual items are excluded. Sales in 2009 are expected to grow 2 to 3%, which is unchanged from prior 2009 guidance. The Company expects to achieve a gross profit margin increase of at least 0.5 percentage points for the fiscal year. Year-to-date, marketing support has been increased approximately $10 million and a similar increase is planned for the second half. This investment to drive sales of McCormick’s brands is being fueled by CCI and other cost savings which are projected to reach $30 million in 2009.

Business Segment Results

Consumer Business (in millions)	Three Months Ended		Six Months Ended
	5/31/09	5/31/08	5/31/09	5/31/08
Net sales	$435.1	$417.5	$855.7	$827.9
Operating income	65.1	60.5	139.1	124.9
Operating income, excluding restructuring charges	71.7	55.8	145.9	122.7

For the second quarter, consumer business sales rose 4% when compared to 2008, and in local currency grew 12%. The Company increased volume and mix 8%, due in large part to sales in the Americas, including the impact of Lawry’s, which was acquired in August 2008. Pricing actions taken to offset higher costs added 4% to sales.

•

Consumer sales in the Americas rose 16% and in local currency grew 19%. Previous price increases added 4% to sales and volume and product mix added 15%, including an increase of 13% from Lawry’s. Sales of branded dry seasoning mixes grew at a double-digit pace this quarter as a result of revitalization efforts which included higher marketing support, new packaging, and a reformulation of many items with more natural ingredients. In addition, sales of branded spices and seasonings grew with increases in grilling products and items related to the Easter holiday.

•

Consumer sales in EMEA declined 21% and 3% in local currency. The difficult economy led to a reduction of 7% in volume and product mix this quarter with particular weakness in the U.K. This was offset in part by pricing actions taken late in 2008 to offset higher costs.

•	Second quarter consumer sales in the Asia/Pacific region declined 6%, but rose 8% in local currency driven by volume and product mix increases in both primary markets, China and Australia.

For the second quarter, operating income, excluding restructuring charges, rose 28%. This increase was driven by higher sales and cost reductions as well as a favorable business mix. A portion of the favorable business mix is due to the integration of the Lawry’s business which is nearly complete and has been accomplished with few incremental costs.

Industrial Business (in millions)	Three Months Ended		Six Months Ended
	5/31/09	5/31/08	5/31/09	5/31/08
Net sales	$322.2	$346.6	$620.1	$660.2
Operating income	17.4	20.0	33.3	33.0
Operating income, excluding restructuring charges	17.7	21.6	33.8	36.0

Industrial business sales declined 7% in the second quarter, but grew 3% in local currency when compared to 2008. This growth was due largely to pricing actions which reflected increased costs of certain commodities adding 6% to sales. This was offset in part by a reduction in volume and product mix which reduced sales by 3%.

•

Industrial sales in the Americas rose 1% and in local currency grew 6%. This increase was driven by pricing actions which added 6%. Sales this quarter also benefited from the Lawry’s acquisition which added 2%. In addition, the Company grew sales of snack seasonings and sales to quick service restaurants with several new seasoning products. Sales of bulk spices and other food ingredients were lower this quarter.

•

In EMEA, industrial sales declined 28% and were down 3% in local currency. This compares to a strong increase of 9% in local currency for the first quarter. In the second quarter, pricing added 7% to sales. Volume and product mix decreased by 10% as a result of lower sales to U.K. food service customers. This was largely due to the bankruptcy of a primary food service distributor in the U.K., as well as a general slow-down in away-from-home eating.

•

Strong demand by quick service restaurant customers in the Asia/Pacific region in the first quarter was followed by weaker sales in the second quarter. Sales were down 15% and 6% in local currency, with a decline in volume and product mix. In China, weaker sales to quick service restaurants were due in part to customer-driven changes in promotional emphasis and timing.

Operating income for the industrial business, excluding restructuring charges, was $18 million in the second quarter of 2009, a decrease of $4 million from the second quarter of 2008. This decrease included $7 million of costs related to the distributor bankruptcy. Even with these costs, the Company expects to report an increase in industrial operating income for the 2009 fiscal year as a result of a positive sales mix and cost reduction activities.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes restructuring charges and credits, as well as unusual items recorded in fiscal year 2008. The unusual items were for amounts related to the Lawry’s acquisition, including the gain on the sale of Season-All, and a non-cash impairment charge related to the value of the Silvo brand. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program in 2009 and 2008, as well as unusual items recorded in the third and fourth quarters of 2008.

(in millions except per share data)	Three Months Ended		Six Months Ended
	5/31/09	5/31/08	5/31/09	5/31/08
Operating income	$82.5	$80.5	$172.4	$157.9
Impact of restructuring charges (credits)	6.9	(3.1)	7.3	.8

Adjusted operating income	$89.4	$77.4	$179.7	$158.7

% increase versus prior period	15.5%		13.2%

Net income	$50.7	$53.3	$108.4	$104.8
Impact of restructuring charges (credits)	4.7 *	(2.1)*	5.0 *	.5 *

Adjusted net income	$55.4	$51.2	$113.4	$105.3

Earnings per share - diluted	$0.38	$0.41	$0.82	$0.80
Impact of restructuring charges (credits)	0.04	(0.02)	.04	—

Adjusted earnings per share – diluted	$0.42	$0.39	$0.86	$0.80

% increase versus prior period	7.7%		7.5%

* The impact of restructuring activity on net income includes:
Restructuring charges included in cost of good sold	$(.1)	$(1.5)	$—	$(1.7)
Restructuring credits (charges)	(6.8)	4.6	(7.3)	.9
Tax impact included in income taxes	2.2	(1.0)	2.3	.3

	$(4.7)	$2.1	$(5.0)	$(.5)

Twelve Months Ended
11/30/08
Earnings per share – diluted	$1.94
Impact of restructuring charges	.09
Impact of impairment charge	.15
Net gain related to Lawry’s acquisition	(.04)

Adjusted earnings per share – diluted	$2.14

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or mailto:john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or mailto:joyce_brooks@mccormick.com

6/2009

(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Six Months Ended
	May 31, 2009	May 31, 2008	May 31, 2009	May 31, 2008
Net sales	$757.3	$764.1	$1,475.8	$1,488.1
Cost of goods sold	455.1	466.2	889.3	904.4

Gross profit	302.2	297.9	586.5	583.7
Gross profit margin	39.9%	39.0%	39.7%	39.2%
Selling, general and administrative expense	212.9	222.0	406.8	426.7
Restructuring charges/(credits)	6.8	(4.6)	7.3	(0.9)

Operating income	82.5	80.5	172.4	157.9
Interest expense	13.0	12.7	27.5	27.5
Other income, net	(1.2)	(3.0)	(1.7)	(6.4)

Income from consolidated operations before income taxes	70.7	70.8	146.6	136.8
Income taxes	23.8	21.8	45.2	41.7

Net income from consolidated operations	46.9	49.0	101.4	95.1
Income from unconsolidated operations	3.8	4.3	7.0	9.7

Net income	$50.7	$53.3	$108.4	$104.8

Earnings per common share - basic	$0.39	$0.41	$0.83	$0.82

Earnings per common share - diluted	$0.38	$0.41	$0.82	$0.80

Average shares outstanding - basic	130.6	128.7	130.4	128.3
Average shares outstanding - diluted	131.8	131.5	131.8	131.3

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	May 31, 2009	May 31, 2008
Assets
Current assets
Cash and cash equivalents	$12.9	$47.3
Receivables, net	316.8	380.5
Inventories	450.0	459.6
Prepaid expenses and other current assets	105.8	95.4

Total current assets	885.5	982.8
Property, plant and equipment, net	473.0	489.4
Goodwill, net	1,300.9	965.3
Intangible assets, net	374.6	228.0
Prepaid allowances	37.7	44.0
Investments and other assets	164.4	190.9

Total assets	$3,236.1	$2,900.4

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$321.0	$136.3
Trade accounts payable	239.6	260.2
Other accrued liabilities	296.1	360.2

Total current liabilities	856.7	756.7
Long-term debt	885.4	626.9
Other long-term liabilities	234.6	282.3

Total liabilities	1,976.7	1,665.9
Shareholders’ equity
Common stock	598.2	538.6
Retained earnings	499.5	380.5
Accumulated other comprehensive income	161.7	315.4

Total shareholders’ equity	1,259.4	1,234.5

Total liabilities and shareholders’ equity	$3,236.1	$2,900.4

Second Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In millions)

	Six Months Ended
	May 31, 2009	May 31, 2008
Cash flows from operating activities
Net income	$108.4	$104.8
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	47.1	44.1
Stock based compensation	7.8	11.9
Income from unconsolidated operations	(7.0)	(9.7)
Changes in operating assets and liabilities	(68.7)	(69.6)
Dividends from unconsolidated affiliates	9.1	11.2

Net cash flow from operating activities	96.7	92.7

Cash flows from investing activities
Capital expenditures	(36.6)	(40.2)
Acquisitions of businesses	—	(77.8)
Proceeds from sale of property, plant and equipment	0.4	14.8

Net cash flow used in investing activities	(36.2)	(103.2)

Cash flows from financing activities
Short-term borrowings, net	17.2	(61.0)
Long-term debt borrowings	—	253.2
Long-term debt repayments	(50.1)	(150.2)
Proceeds from exercised stock options	7.2	18.7
Dividends paid	(62.6)	(56.5)

Net cash flow (used)/provided by financing activities	(88.3)	4.2

Effect of exchange rate changes on cash and cash equivalents	1.8	7.7

Increase/(decrease) in cash and cash equivalents	(26.0)	1.4
Cash and cash equivalents at beginning of period	38.9	45.9

Cash and cash equivalents at end of period	$12.9	$47.3